Exhibit 10.2

CREDIT AGREEMENT AND GUARANTY

dated as of

June 30, 2018

by and among

ATHENEX, INC.,

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

as the Lenders,

and

PERCEPTIVE CREDIT HOLDINGS II, LP,

as the Administrative Agent

U.S. $50,000,000

SECTION 1. DEFINITIONS		1

1.01	Certain Defined Terms	1

1.02	Accounting Terms and Principles	25

1.03	Interpretation	25

SECTION 2. THE COMMITMENT AND THE LOANS		26

2.01	Loans	26

2.02	Borrowing Procedures	27

2.03	Notes	27

2.04	Use of Proceeds	27

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST, ETC.		27

3.01	Scheduled Repayments and Prepayments Generally; Application	27

3.02	Interest	27

3.03	Prepayments	28

SECTION 4. PAYMENTS, ETC.		29

4.01	Payments	29

4.02	Computations	30

4.03	Set-Off	30

SECTION 5. YIELD PROTECTION, ETC.		31

5.01	Additional Costs	31

5.02	Illegality	32

5.03	Taxes	32

SECTION 6. CONDITIONS		36

6.01	Conditions to the Borrowing of the Loan	36

SECTION 7. REPRESENTATIONS AND WARRANTIES		39

7.01	Power and Authority	39

7.02	Authorization; Enforceability	40

7.03	Governmental and Other Approvals; No Conflicts	40

7.04	Financial Statements; Material Adverse Change	40

7.05	Properties	41

7.06	No Actions or Proceedings	43

7.07	Compliance with Laws and Agreements	43

7.08	Taxes	44

7.09	Full Disclosure	44

(continued)

7.10	Investment Company Act and Margin Stock Regulation	44

7.11	Solvency	45

7.12	Subsidiaries	45

7.13	Indebtedness and Liens	45

7.14	Material Agreements	45

7.15	Restrictive Agreements	45

7.16	Real Property	45

7.17	Pension Matters	45

7.18	Regulatory Approvals	46

7.19	Transactions with Affiliates	47

7.20	OFAC	47

7.21	Anti-Corruption	47

7.22	[Reserved]	48

7.23	Priority of Obligations	48

7.24	Royalty and Other Payments	48

7.25	Non-Competes	48

7.26	[Reserved]	48

7.27	Reimbursement from Medical Reimbursement Programs	48

SECTION 8. AFFIRMATIVE COVENANTS		48

8.01	Financial Statements and Other Information	48

8.02	Notices of Material Events	51

8.03	Existence	52

8.04	Payment of Obligations	53

8.05	Insurance	53

8.06	Books and Records; Inspection Rights	53

8.07	Compliance with Laws and Other Obligations	54

8.08	Maintenance of Properties, Etc.	54

8.09	Licenses	54

8.10	[Reserved]	54

8.11	Use of Proceeds	54

8.12	Certain Obligations Respecting Subsidiaries; Further Assurances	54

8.13	Termination of Non-Permitted Liens	56

8.14	[Reserved]	56

-ii-

(continued)

8.15	[Reserved]	56

8.16	Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc.	56

8.17	ERISA Compliance	57

8.18	Cash Management	57

8.19	Post-Closing Obligations.	58

SECTION 9. NEGATIVE COVENANTS		59

9.01	Indebtedness	59

9.02	Liens	60

9.03	Fundamental Changes and Acquisitions	62

9.04	Lines of Business	62

9.05	Investments	62

9.06	Restricted Payments	64

9.07	Payments of Indebtedness	64

9.08	Change in Fiscal Year	64

9.09	Sales of Assets, Etc.	64

9.10	Transactions with Affiliates	65

9.11	Restrictive Agreements	66

9.12	Modifications and Terminations of Material Agreements and Organic Documents	66

9.13	Outbound Licenses	66

9.14	Sales and Leasebacks	66

9.15	Hazardous Material	66

9.16	Accounting Changes	66

9.17	Compliance with ERISA	66

9.18	[Reserved]	67

9.19	Restriction of Amendments to Certain Documents	67

9.20	Sanctions; Anti-Corruption Use of Proceeds	67

SECTION 10. FINANCIAL COVENANTS		67

10.01	Minimum Liquidity	67

10.02	Minimum Revenue	67

SECTION 11. EVENTS OF DEFAULT		68

11.01	Events of Default	68

-iii-

(continued)

11.02	Remedies	71

11.03	Additional Remedies	72

11.04	Payment of Prepayment Fee	72

SECTION 12. THE ADMINISTRATIVE AGENT		73

12.01	Appointment and Duties	73

12.02	Binding Effect	74

12.03	Use of Discretion	74

12.04	Delegation of Rights and Duties	74

12.05	Reliance and Liability	75

12.06	Administrative Agent Individually	76

12.07	Lender Credit Decision	76

12.08	Expenses; Indemnities	76

12.09	Resignation of the Administrative Agent	77

12.10	Release of Collateral or Guarantors	77

12.11	Additional Secured Parties	78

SECTION 13. GUARANTEE		78

13.01	The Guarantee	78

13.02	Obligations Unconditional	79

13.03	Reinstatement	80

13.04	Subrogation	80

13.05	Remedies	80

13.06	Instrument for the Payment of Money	80

13.07	Continuing Guarantee	80

13.08	General Limitation on Guarantee Obligations	80

SECTION 14. MISCELLANEOUS		81

14.01	No Waiver	81

14.02	Notices	81

14.03	Expenses, Indemnification, Etc.	81

14.04	Amendments, Etc.	82

14.05	Successors and Assigns	83

14.06	Survival	85

14.07	Captions	85

14.08	Counterparts	85

-iv-

(continued)

14.09	Governing Law	85
14.10	Jurisdiction, Service of Process and Venue	86
14.11	Waiver of Jury Trial	86
14.12	Waiver of Immunity	86
14.13	Entire Agreement	86
14.14	Severability	87
14.15	No Fiduciary Relationship	87
14.16	Confidentiality	87
14.17	Interest Rate Limitation	87
14.18	Judgment Currency	88
14.19	USA PATRIOT Act	88
14.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	88

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 2	-	Products
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.08	-	Taxes
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13(a)	-	Existing Indebtedness
Schedule 7.13(b)	-	Existing Liens
Schedule 7.14	-	Material Agreements
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by Obligors
Schedule 7.17	-	Pension Matters
Schedule 7.18(c)	-	Adverse Findings
Schedule 7.19	-	Transactions with Affiliates
Schedule 7.24	-	Royalties and Other Payments
Schedule 9.05	-	Existing Investments
Schedule 9.09	-	Sale of Assets
Schedule 9.14	-	Existing Sales and Leasebacks

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guarantee Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

-v-

(continued)

Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Landlord Consent
Exhibit H	-	[Reserved]
Exhibit I	-	Form of Intercompany Subordination Agreement
Exhibit J	-	Form of Warrant
Exhibit K	-	Form of Solvency Certificate

-vi-

CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of June 30, 2018 (this “Agreement”), among ATHENEX, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time hereunder (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and PERCEPTIVE CREDIT HOLDINGS II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a senior secured term loan facility to the Borrower in an aggregate principal amount of $50,000,000; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Account Control Agreement Completion Date” has the meaning set forth in Section 8.19(a).

“Acquisition” means any transaction, or any series of related transactions, by which any Person (for purposes of this definition, an “acquirer”) directly or indirectly, by means of amalgamation, merger, purchase of assets, purchase of Equity Interests, or otherwise, (i) acquires all or substantially all of the assets of any other Person, (ii) acquires an entire business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble hereto.

“ANDA” means (i) (x) an abbreviated new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any non-U.S. Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Applicable Margin” means nine percent (9%), as may be increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“BLA” means (i) (x) a biologics license application (as defined in the FD&C Act) to introduce, or deliver for introduction, a biologic product, including vaccines into commerce in the U.S., or any successor application or procedure and (y) any similar application or functional equivalent relating to biologics licensing applicable to or required by any non-U.S. Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means the borrowing of the Loans on the Closing Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any Loan or any funding, Interest Period or any payment in respect of Loans, that is also a day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries in excess of $2,000,000 (or the Equivalent Amount in other currencies).

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Domestic Subsidiary that owns no material assets (directly or indirectly) other than Equity Interests and debt of one or more CFCs or Domestic Subsidiaries that are themselves CFC Holding Companies.

“Change of Control” means an event or series of events (i) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the Board of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); or (ii) as a result of which, during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (x) who were members of such Board on the first day of such period, (y) whose election or nomination to such Board was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of such Board or equivalent governing body or (z) whose election or nomination to such Board was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of such Board; or (iii) that results in the sale of all or substantially all of the assets or businesses of the Borrower and its Subsidiaries, taken as a whole, or (iv) that results in the Borrower’s failure to own, directly or indirectly, beneficially and of record, one-hundred percent (100%) of all issued and outstanding Equity Interests of each Subsidiary Guarantor.

“Claims” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means the date on which the conditions precedent specified in Section 6.01 are satisfied (or waived in accordance with Section 14.04) and on which the Loans are to be made to the Borrower.

“Closing Date Certificate” has the meaning set forth in Section 6.01(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted under any Loan Document, including future acquired or created assets or property (or all such assets or property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Commitments on the date of this Agreement equal $50,000,000.

“Company Competitor” means (i) any competitor of the Borrower or any of its Subsidiaries primarily operating in the same line of business as the Borrower or any of its Subsidiaries and (ii) any of its Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business,) that are either (x) identified by name in writing by the Borrower to the Administrative Agent from time to time or (y) clearly identifiable on the basis of such Affiliate’s name.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of country- or territory-wide Sanctions.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that, an Eligible Transferee shall not include (x) any Company Competitor, or (y) any Person that primarily invests in distressed debt or other distressed financial assets; provided further that (A) neither clause (x) or (y) above shall apply retroactively to any Person that previously acquired an assignment or participation interest hereunder to the extent such Person was not a Company Competitor or a Person of the type described in clause (y) above at the time of the applicable assignment or participation, as the case may be, and (B) with respect to both clauses (x) and (y) above, the Administrative Agent shall not have any duty or obligation to carry out due diligence in order to identify or determine whether a Person would be excluded as an Eligible Transferee as a result of the application of either such clause.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree, whether U.S. or non-U.S., relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and any specific agreements entered into with any competent Governmental Authority that include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however designated and whether voting or non-voting.

“Equity Transaction” means the transactions contemplated by the Share Purchase Agreement, dated as of June 29, 2018, by and between the Borrower and Perceptive Life Sciences Master Fund, Ltd.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03(i)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938, 21 U.S.C. §§ 301 et seq. (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated as of the date of this Agreement, among the Borrower, the Lenders and the Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(e)(i).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance or exemption that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (x) endorsements for collection or deposit and (y) guarantees of operating leases, in each case, in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any hazardous or toxic substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means, collectively, all Laws and Product Authorizations applicable to the business, any Product or the Product Commercialization and Development Activities of any Obligor, whether U.S. or non-U.S., regulating the distribution, dispensing, importation, exportation, quality, manufacturing, labeling, promotion and provision of and payment for drugs, medical or healthcare products, items and services, including, without limitation, 45 C.F.R. et seq. (“HIPAA”); Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; § 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute”; the FD&C Act; all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820); all rules, regulations and guidance with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); 10 U.S.C. §§1071 – 1110(b) (the “TRICARE Program”); 5 U.S.C. §§ 8901 – 8914 (“FEHB Plans”); the PDMA; and all rules, regulations and guidance promulgated under or pursuant to any of the foregoing, including any non-U.S. equivalents.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that (i) individually constitutes or holds less than five percent (5%) of the Borrower’s consolidated total assets or generates less than five percent (5%) of the Borrower’s consolidated total revenue, and (ii) when taken together with all then existing Immaterial Subsidiaries, such Subsidiary and such Immaterial Subsidiaries, in the aggregate, would constitute or hold less than fifteen percent (15%) of the Borrower’s consolidated total assets or generate less than fifteen percent (15%) of the Borrower’s consolidated total revenue, in each case as pursuant to the most recent fiscal period for which financial statements were required to have been delivered pursuant to Sections 8.01(a) or (b).

“IND” means (i) (x) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any non-U.S. Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business not overdue by more than ninety (90) days), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all guaranteed minimum payments of such Person under any license or other agreements, (xiii) any Disqualified Equity Interests of such Person, and (xiv) all other obligations required to be classified as indebtedness of such Person under GAAP; provided that, notwithstanding the foregoing, Indebtedness shall not include (x) accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements or (y) obligations with respect to operating leases which are subsequently reclassified as capital leases due to any changes in GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information Certificate” means the Information Certificate delivered pursuant to Section 6.01(b).

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether U.S. or non-U.S.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit I.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which the Loan was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date; provided that if such last day of a calendar month is not a Business Day, then the last day of the Interest Period applicable to such calendar month shall instead end on (and include) the next succeeding Business Day, and the immediately succeeding Interest Period shall instead begin on (and include) the calendar day immediately succeeding such Business Day.

“Interest Rate” means the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate and (y) two percent (2%).

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; or (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” means each loan advanced by a Lender pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Warrant, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Administrative Agent (for itself or for the benefit of any other Secured Party) in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, financial performance, operations, condition of the assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, as and when due, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Secured Parties under any of the Loan Documents.

“Material Agreement” means (i) any Contract listed in Schedule 7.14, (ii) any other Contract to which any Obligor or any of its Subsidiaries is a party or a beneficiary from time to time, or to which any assets or properties of any Obligor or any of its Subsidiaries is bound the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, and (iii) any other Contract to which any Obligor or any of its Subsidiaries is a party or a guarantor (or equivalent) that (x) relates to any Product or any Product Commercialization and Development Activity and (y) during any period of twelve (12) consecutive months is reasonably expected to (1) result in payments or receipts (including royalty, licensing or similar payments) made to any Obligor or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 (or the Equivalent Amount in other currencies), or (2) require payments or expenditures (including royalty, licensing or similar payments) made by any Obligor or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 (or the Equivalent Amount in other currencies).

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or Subsidiary thereof, the outstanding principal amount of which, individually or in the aggregate, exceeds $5,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means all Intellectual Property, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the date hereof by the Borrower or any of its Subsidiaries (i) the loss of which could reasonably be expected to result in a Material Adverse Effect, or (ii) that has a fair market value in excess of $5,000,000 (or the Equivalent Amount in other currencies).

“Material Subsidiary” means any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means the earlier to occur of (x) fifth (5th) anniversary of the Closing Date and (y) the acceleration of the Obligations pursuant to Section 11.02.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NDA” means (i) (x) a new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations) any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the one-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg page (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two (2) Business Days prior to the first day of such Interest Period rounded up to the nearest one-sixteenth (1/16) of one percent (1%). The Administrative Agent’s determination of interest rates shall be determinative on the Obligors and Lenders in the absence of manifest error.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means all patents and patent applications, including (i) the Inventions and improvements described and claimed therein, (ii) the reissues, divisions, continuations, renewals, extensions, and continuations in part thereof, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means (i) the last day of each Interest Period and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PDMA” means the Prescription Drug Marketing Act of 1987, 21 U.S.C. §§ 331 et seq. (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise; provided that:

(a) immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b) such Acquisition shall comply in all material respects with all applicable Laws and all applicable Governmental Approvals;

(c) in the case of any Acquisition of Equity Interests of another Person, after giving effect to such Acquisition, all Equity Interests of such other Person acquired by the Borrower or any of its Subsidiaries shall be owned, directly or indirectly, beneficially and of record, by the Borrower or any of its Subsidiaries, and, the Borrower shall cause such acquired Person to satisfy each of the actions set forth in Section 8.12 as required by such Section;

(d) on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(e) to the extent that the purchase price for any such Acquisition is paid in cash, the amount thereof does not exceed $10,000,000 (or the Equivalent Amount in other currencies) in any fiscal year;

(f) to the extent that the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests;

(g) promptly upon request by the Administrative Agent in the case of any such Acquisition that has a purchase price in excess of $35,000,000 (or the Equivalent Amount in other currencies), the Borrower shall provide to the Administrative Agent (i) at least ten (10) Business Day’s prior written notice of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, prior to such Acquisition, in each case subject to customary confidentiality restrictions, (ii) subject to customary confidentiality restrictions, a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents requested by the Administrative Agent), (iii) pro forma financial statements of the Borrower and its Subsidiaries (as of the last day of the most recently ended fiscal quarter prior to the date of consummation of such Acquisition for which financial statements are required to be delivered pursuant to Sections 8.01(a) or (b)) after giving effect to such Acquisition, and (iv) subject to customary confidentiality restrictions, any other information reasonably requested (to the extent available), by the Administrative Agent and available to the Obligors; and

(h) no Obligor or any of its Subsidiaries (including any acquired Person) shall, in connection with any such Acquisition, assume or remain liable with respect to (x) any Indebtedness of the related seller or the business, Person or assets acquired, except to the extent permitted pursuant to Section 9.01(l), (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, (z) any other liabilities (including Tax, ERISA and environmental liabilities), except to the extent the assumption of such liability could not reasonably be expected to result in a Material Adverse Effect. Any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by any Obligor or Subsidiary thereof hereunder shall be paid in full or released within sixty (60) days of the acquisition date as to the business, Persons or properties being so acquired on or before the consummation of such Acquisition.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any member states of the European Union or any agency or any state thereof having maturities of not more than one (1) year from the date of acquisition and (ii) commercial paper maturing no more than two hundred seventy (270) days after the date of acquisition thereof and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection therewith, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Obligors and their respective Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (iii) have an applicable interest rate which does not exceed the greater of (A) the rate of interest of the Indebtedness being replaced and (B) the then applicable market interest rate, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of such Indebtedness and (v) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Entity” means (i) any Subsidiary of the Borrower, Equity Interests of which have been or, pursuant to Section 8.19 are required to be, pledged to the Administrative Agent pursuant to the Security Documents and (ii) Axis Therapeutics Limited.

“Prepayment Fee” means with respect to any prepayment of all or any portion of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise, occurring (i) on or prior to the first anniversary of the Closing Date, an amount equal to three percent (3%) of the aggregate outstanding principal amount of the Loans being prepaid and (ii) at any time after the first anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to two percent (2%) of the aggregate outstanding principal amount of the Loans being prepaid.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Product” means (i) those pharmaceutical or biological products (and described in reasonable detail) on Schedule 2 attached hereto, and (ii) any current or future pharmaceutical or biological product developed, distributed, dispensed, imported, exported, labeled, promoted, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor or any of its Subsidiaries, including any such product in development or which may be developed.

“Product Authorizations” means any and all Governmental Approvals, whether U.S. or non-U.S. (including all applicable ANDAs, NDAs, BLAs, INDs, Product Standards, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity) of any Regulatory Authority, in each case, necessary to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries for the ownership, use or commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Obligors or any of their respective Subsidiaries that are necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) brand materials and packaging, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information and (ii) clinical data, information included or supporting any Product Authorization, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information, used in connection with the Product Commercialization Development Activities for such Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all pharmaceutical, biological and other standards promulgated by Standards Bodies.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Proposal Letter” means the Proposal Letter, dated June 14, 2018, between the Borrower and Perceptive Advisors LLC (as supplemented by the outline of proposed terms and conditions attached thereto).

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Landlord Consents or Bailee Letters.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Reference Rate” means One-Month LIBOR; provided that if One-Month LIBOR can no longer be determined by the Administrative Agent (in its sole discretion) or the Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates causes to supervise or sanction such rates for purposes of interest rates on loans, then the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal.

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Reinvestment Period” has the meaning set forth in Section 3.03(b).

“Related Parties” has the meaning set forth in Section 14.16.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Obligor or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of any Obligor or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(j), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of any Obligor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to any other Obligor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of any other Obligor or any of its Subsidiaries thereof or such other Obligor.

“Revenue” means, for any relevant fiscal period, the consolidated total revenues of the Borrower and its Subsidiaries for such fiscal period, as recognized on the income statement of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority where the Borrower is located or conducts business.

“Secured Parties” means the Lenders, the Administrative Agent and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, delivered pursuant to Section 6.01(h), among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ personal property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the Closing Date and substantially in the form of Exhibit C, D and E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, as to any Person as of any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition/Licensing Transactions” means the transactions contemplated by (i) the License Agreement, dated as of June 29, 2018, by and between Axis Therapeutics Limited and Xiangxue Life Sciences Ltd., (ii) the License Agreement, dated as of June 29, 2018, by and between the Borrower and Avalon Polytom (HK) Limited and (iii) the License and Supply Agreement, dated as of June 29, 2018, by and between the Borrower and Avalon HepaPOC Limited.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or 8.12(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all Product Related Information and, with respect to any Products or Product Commercialization and Development Activities, all related know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, Invention disclosures, all documented research, developmental, demonstration or engineering work, and all other technical data and information related thereto.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Warrant” means that certain Warrant, dated as of the Closing Date and delivered pursuant to Section 6.01(k), evidenced by an instrument substantially the form of Exhibit J hereto, as amended, replaced or otherwise modified pursuant to the terms thereof.

“Warrant Obligations” means all Obligations of Borrower arising out of, under or in connection with the Warrant.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j) the word “will” shall have the same meaning as the word “shall”;

(k) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or, to the knowledge of such Person, indirectly; and

(l) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents. Any definition or reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

If any payment required to be made pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Obligors and their Subsidiaries will be deemed to be equal to 100% of the outstanding principal amount thereof or payment obligations with respect thereto at the time of determination thereof, or with respect to any Hedging Agreements, the amount that would be payable if the agreement governing such Hedging Agreements were terminated on the date of termination. For the purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP will be deemed to treat operating leases in a manner consistent with their current treatment under GAAP as in effect on the date of this Agreement, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

SECTION 2.

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees to make a Loan to the Borrower, in a single Borrowing on the Closing Date, in a principal amount equal to the amount of such Lender’s Commitment.

(b) No amounts paid or prepaid with respect to any Loan may be reborrowed.

(c) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures. At least three (3) Business Days prior to the Closing Date (or such shorter period agreed by the Administrative Agent), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. (Eastern time) on a Business Day, shall be deemed to have been delivered on the next Business Day).

2.03 Notes. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) substantially in the form attached hereto as Exhibit A.

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loans to fund (i) in part, the Specified Acquisition/Licensing Transaction and (ii) for working capital and general corporate purposes, including the payment of fees and expenses associated with this Agreement.

SECTION 3.

PAYMENTS OF PRINCIPAL AND INTEREST, ETC.

3.01 Scheduled Repayments and Prepayments Generally; Application. There will be no scheduled repayments of principal on the Loans prior to the Maturity Date. On the Maturity Date the Borrower shall repay the entire remaining outstanding balance of the Loans in full and in cash. Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans shall accrue interest at the Interest Rate.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by two and a half percent (2.5%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation (other than Warrant Obligations but including, without limitation, fees, costs and expenses payable hereunder) is not paid when due (giving effect to any applicable grace period) under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable from time to time on demand by the Administrative Agent.

3.03 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid and (C) any applicable Prepayment Fee (such aggregate amount, the “Prepayment Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than three (3) (nor more than five (5)) Business Days prior to the proposed prepayment date. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid and any conditions to prepayment (if applicable).

(b) Mandatory Prepayments. Upon the occurrence of any Casualty Event or Asset Sale (that is not otherwise permitted by Section 9.09), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the sum of (i) one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, as the case may be, (ii) any accrued but unpaid interest on any principal amount of the Loans being prepaid and (iii) any applicable Prepayment Fee; provided that, so long as no Default has occurred and is continuing or shall result therefrom, if, within fifteen (15) Business Days following the occurrence of any such Casualty Event or Asset Sale, a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, to reinvest in the business of the Borrower or any of its Subsidiaries (a “Reinvestment”), then such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event are actually applied for such purpose; provided, further, that, if such Casualty Event or Asset Sale occurs with respect to any Obligor, such Reinvestment shall be made in the business of an Obligor; provided, further, that, in the event that Net Cash Proceeds have not been so applied within three hundred sixty-five (365) days (the “Reinvestment Period”) following the occurrence of such Casualty Event or Asset Sale (or, if the Borrower or any of its Subsidiaries has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than one hundred eighty (180) days following the last day of the Reinvestment Period, one hundred eighty (180) days after the expiry of the Reinvestment Period), the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the sum of (i) one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by any Obligor or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, (ii) any accrued but unpaid interest on any principal amount of the Loans being prepaid and (iii) any applicable Prepayment Fee.

(c) Prepayment Fee. Without limiting the foregoing, whenever the Prepayment Fee is in effect and payable pursuant to the terms hereof or any other Loan Document, such Prepayment Fee shall be payable on each prepayment of all or any portion of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise (other than any prepayment pursuant to Section 5.02).

(d) Partial Prepayments. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

SECTION 4.

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and continuance of an Event of Default, all payments shall be applied as follows:

(A) first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(B) second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 14.03 and any Prepayment Fees) payable to the Lenders arising under the Loan Documents (other than the Warrant), ratably among them in proportion to the respective amounts described in this clause (B) payable to them;

(C) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (C) payable to them;

(D) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (D) payable to them;

(E) fifth, in reduction of any other Obligation then due and owing, ratably among the Administrative Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(F) sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 4.03, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5.

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price (notwithstanding anything herein to the contrary, without any Prepayment Fee) applicable on such prepayment date in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent or each Lender, timely reimburse it for the payment of any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d) Indemnification by the Borrower. The Borrower shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. federal withholding Taxes, such Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i) Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 6.

CONDITIONS

6.01 Conditions to the Borrowing of the Loan. The obligation of each Lender to make its Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.01.

(a) Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(b) Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Information Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(c) Closing Date Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent (the “Closing Date Certificate”), duly executed and delivered by a Responsible Officer of the Borrower certifying that: (i) both immediately before and after giving effect to the borrowing on the Closing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Loans being advanced, or the consummation of any Transactions contemplated to occur on the Closing Date, and (ii) all of the conditions set forth in Section 6.01 shall have occurred or shall occur on the Closing Date (except to the extent waived in writing by the Administrative Agent).

(d) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender pursuant to Section 2.03 for the Loans duly executed and delivered by a Responsible Officer of the Borrower.

(e) Financial Information, Etc. The Administrative Agent shall have received:

(i) audited consolidated financial statements of the Borrower and its Subsidiaries for each of the fiscal year ended December 31, 2017; and

(ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended after December 31, 2017 and at least ten (10) Business Days prior to the Closing Date, together with the related consolidated statement of operations, shareholder’s equity and cash flows for such fiscal quarter.

(f) [Reserved].

(g) Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit K, duly executed and delivered by the chief accounting officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(h) Security Documents. The Administrative Agent shall have received executed counterparts of a Security Agreement, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by each Obligor, together with:

(i) delivery of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by each Obligor that are required to be pledged and so delivered under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent and the Lenders that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Administrative Agent and the Lenders in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Secured Parties pursuant to the Security Agreement;

(iii) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person; and

(iv) all applicable Short-Form IP Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each applicable Obligor.

(i) [Reserved].

(j) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and the Subsidiary Guarantors made as of a date reasonably close to the Closing Date.

(k) Warrant. The Administrative Agent shall have received an executed counterpart of the Warrant.

(l) Insurance. The Administrative Agent shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document.

(m) Opinions of Counsel. The Administrative Agent shall have received one or more opinions, dated as of the Closing Date and addressed to the Administrative Agent and the Lenders, from independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Administrative Agent.

(n) Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower.

(o) Closing Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account, (i) the upfront fee as set forth in the Fee Letter, which shall be paid by way of the Administrative Agent retaining such amount from the proceeds of the Loan and (ii) all fees, costs and expenses due and payable to it pursuant to the Proposal Letter, the Fee Letter and Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ legal fees and expenses) in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least two (2) Business Days prior to the Closing Date.

(p) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2017.

(q) Equity Transaction. The Administrative Agent shall have received evidence that the Equity Transaction has been consummated.

(r) Anti-Terrorism Laws. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 7.

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor hereby jointly and severally represents and warrants to the Administrative Agent and each Lender on the Closing Date as set forth below:

7.01 Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. Each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. None of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents, (ii) will violate (1) any Law, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (iii) will violate or result in a default under any Material Agreement binding upon any Obligor or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (who shall forward to the Lenders) certain consolidated financial statements as provided for in Section 6.01(e). Such financial statements, and all other financial statements delivered by the Borrower pursuant hereto present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(a). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) No Material Adverse Change. Since December 31, 2017, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property material to its business, including all properties and assets, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities and all Material Intellectual Property, subject only to Permitted Liens and except for minor defects in title that (i) do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Commercialization and Development Activities with respect to any of its Products in any material respect.

(b) Intellectual Property.

(i) The Borrower or one of its Subsidiaries, as applicable, is the beneficial owner of all right, title and interest in and to its Material Intellectual Property, free and clear of any Liens or Claims other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(i):

(A) other than (1) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (2) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, grants, Liens (other than Permitted Liens), or other Claims, agreements or arrangements relating to any Material Intellectual Property, which materially restrict any Obligor or any of its Subsidiaries with respect to its use of any Material Intellectual Property in connection with such Person’s Product Commercialization and Development Activities;

(B) the use by the Borrower or any of its Subsidiaries of any of their respective Material Intellectual Property in the ordinary course of such Person’s businesses does not, in any material respect, violate, infringe or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(C) (1) there are no pending Claims, or Claims threatened in writing against such Obligor or any of its Subsidiaries asserted by any other Person relating to any of such Person’s Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, or violation with Material Intellectual Property owned by an Obligor or any of its Subsidiaries; and (2) no Obligor or any of its Subsidiaries has received any notice from, or Claim by, any Person that the use of Material Intellectual Property owned by an Obligor or any of its Subsidiaries, or any Product Commercialization and Development Activities with respect to any Product, infringes upon, violates or constitutes a misappropriation of, any Intellectual Property of any other Person in any material respect;

(D) no Obligor has knowledge that any Material Intellectual Property owned, licensed or used by such Obligor or any of its Subsidiaries is being infringed, violated, or misappropriated by any other Person in any material respect; and neither such Obligor nor any of its Subsidiaries has put any other Person on notice of such actual or potential infringement, violation or misappropriation of any such Material Intellectual Property, and such Obligor has not initiated the enforcement of any Claim with respect to any such Material Intellectual Property;

(E) to the knowledge of the Obligor, all relevant current and former employees and contractors that develops Material Intellectual Property on behalf of the Obligor and each of its Subsidiaries has executed written confidentiality and invention assignment Contracts with such Obligor or Subsidiary, as applicable, that irrevocably assigns to such Obligor or Subsidiary, as applicable, or its designee all rights of such employees and contractors to any such Intellectual Property, except as would vest initially in the Obligor or its Subsidiary by operation of Law;

(F) each Obligor and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information; and

(ii) With respect to Material Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b)(ii), and without limiting the representations and warranties in Section 7.05(b)(i):

(A) each of the issued claims in such Patents is valid and enforceable;

(B) subsequent to the issuance of such Patents, no Obligor nor any of its Subsidiaries or predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(C) to the knowledge of the Obligor, no allowable or allowed subject matter of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, and are not and have not been the subject of any re-examination, opposition or any other post-grant proceedings, nor is any Obligor or its Subsidiaries aware of any basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings;

(D) no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office with respect to any such Patents, no Obligor nor any of its Subsidiaries has received any written notice asserting that such Patents are invalid, unpatentable or unenforceable;

(E) all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents have been timely paid or the failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(iii) The Obligors own or hold rights to use all Intellectual Property necessary to conduct the ongoing Product Commercialization and Development Activities relating to the Products, in all material respects (and provided that the foregoing will not be construed as a representation or warranty with respect to non-infringement of Intellectual Property).

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor or any of its Subsidiaries threatened in writing, with respect to such Obligor or any such Subsidiaries by or before any Governmental Authority or arbitrator that, (i) if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) involves this Agreement or any other Loan Document.

(b) Environmental Matters. The operations and the real property of each Obligor and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.

(c) Labor Matters. No Obligor or any of its Subsidiaries has engaged in unfair labor practices as defined in 29 U.S.C. § §152(8) and 158 of the National Labor Relations Act and there are no pending or threatened in writing labor actions, disputes, grievances, arbitration proceedings, or similar Claims or actions involving the employees of any Obligor or any of its Subsidiaries, in each case that could reasonably be expected to have a Material Adverse Effect. There are no strike or work stoppages in existence or threatened in writing against any Obligor ant to the knowledge of such Obligor, no union organizing activity is taking place.

7.07 Compliance with Laws and Agreements.

(a) Each Obligor is in compliance with all Laws and all Contracts binding upon it or its property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. The Obligors and their Subsidiaries are, and all Product Commercialization and Development Activities of such Persons are being conducted, in material compliance with all applicable Healthcare Laws.

(b) To the knowledge of the Obligors and their respective Subsidiaries, any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to the Borrower, any other Obligor or any Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in the Borrower, any other Obligor or any such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. No Obligor, nor any of its Subsidiaries, directly or indirectly, has or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in the Borrower, any other Obligor or any such Subsidiary.

(c) Without limiting the generality of the foregoing:

(i) To the knowledge of the Obligors and their respective Subsidiaries (after due inquiry), on the one hand, and any Referral Source, on the other hand (a) comply, in all material respects, with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and other applicable anti-kickback and self-referral laws, whether U.S. or non-U.S.; (b) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (c) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Obligor or any of its Subsidiaries; and

(ii) each Obligor and each of its Subsidiaries have implemented policies and procedures to monitor, collect, and report any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance, in all material respects, with industry standards and the Affordable Care Act of 2010 and the Physician Payments Sunshine Act and their implementing regulations and state disclosure and transparency laws.

7.08 Taxes. Except as set forth on Schedule 7.08, each Obligor and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have an Material Adverse Effect.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Obligors or any of their Subsidiaries to the Administrative Agent (on behalf of itself and the Lenders) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and it being understood that such projected financial information and all other forward looking information are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from such projected results and that the differences may be material.

7.10 Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. No Obligor nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. The Obligors, on a consolidated basis, are and, immediately after giving effect to the making of the Loans, the use of proceeds thereof, and the consummation of the Transactions, will be, Solvent.

7.12 Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by each Obligor of each such Subsidiary thereof is as shown in said Schedule 7.12.

7.13 Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all Indebtedness of each Obligor and each of its Subsidiaries outstanding as of the Closing Date. Set forth on Schedule 7.13(b) is a complete and correct list of all Liens granted by the Obligors and each of their respective Subsidiaries with respect to their respective property and outstanding as of the Closing Date.

7.14 Material Agreements. Set forth on Schedule 7.14 is a complete and correct list, as of the Closing Date, of each Material Agreement. Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Administrative Agent. No Obligor or any of its Subsidiaries is in material default under any such Material Agreement, nor does any Obligor have knowledge of (i) any Claim against it or any of its Subsidiaries for any material breach of any such Material Agreement or (ii) any material default by any party to any such Material Agreement.

7.15 Restrictive Agreements. Except as set forth in Schedule 7.15, as of the Closing Date, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except (i) those permitted under Section 9.11, (ii) restrictions and conditions imposed by Law or by this Agreement, (iii) any stockholder agreement, charter, by-laws, or other organizational documents of an Obligor or any of its Subsidiaries as in effect on the date hereof and (iv) limitations associated with Permitted Liens.

7.16 Real Property. Except as set forth in Schedule 7.16, no Obligor owns or leases (as tenant thereof) any real property as of the Closing Date.

7.17 Pension Matters. Schedule 7.17 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws so qualifies. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (y) there are no existing or pending (or to the knowledge of any Obligor or any of its Subsidiaries, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither any Obligor nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. As of the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds, and will continue to hold, either directly or through licensees and agents, all Product Authorizations necessary or required for the Borrower and each of its Subsidiaries to conduct, in all material respects, their respective operations and businesses in the manner currently conducted and to conduct its Product Commercialization and Development Activities.

(b) No Obligor or its Subsidiaries has received any written notice from the FDA or any Governmental Authority that it is considering suspending, revoking or materially limiting any Product Authorization. The Obligors and their Subsidiaries have made all material required and notices, registrations and reports (including field alerts or other reports of adverse experiences) and other filings with respect to each such Person’s Products and Product Commercialization and Development Activities.

(c) Except as set forth on Schedule 7.18(c), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Commercialization and Development Activities from any Regulatory Authority within the last two (2) years that asserts material lack of compliance with any applicable Healthcare Laws or Product Authorizations; (ii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any material notification from any Regulatory Authority within the last two (2) years, asserting that any Product or any Product Commercialization and Development Activities lacks a required Product Authorization; (iii) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities, and, to the knowledge of any Obligor, there is no basis in fact for any material adverse regulatory action against such Obligor or any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers agents, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities; and (iv) without limiting the foregoing, (A) (1) there have been no material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product, any Product Commercialization and Development Activities or any Product Authorization within the last two (2) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like has been requested, demanded or ordered by any Regulatory Authority within the last two (2) years, and, to the knowledge of any Obligor, there is no basis in fact for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like with respect to any Product or any Product Commercialization and Development Activities, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last two (2) years with respect to or in connection with any Product or any Product Commercialization and Development Activities, and there are no consent decrees (including plea agreements) that relate to any Product or any Product Commercialization and Development Activities, and, to the knowledge of each Obligor, there is no basis in fact for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or any Product Commercialization and Development Activities or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensees or licensors, is employing or utilizing the services of any individual, in connection with Product Commercialization and Development Activities, who has been debarred from any federal healthcare program.

7.19 Transactions with Affiliates. Except as set forth on Schedule 7.19, no Obligor nor any of its Subsidiaries has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate.

7.20 OFAC. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, or employees (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the knowledge of the Borrower, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of Sanctions or for the purpose of funding any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, in violation of Sanctions, or in any other manner that will result in any violation by any party to this Agreement of Sanctions.

7.21 Anti-Corruption. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers or employees, directly or, to the knowledge of the Borrower, indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or, to the knowledge of the Borrower, indirectly, any Prohibited Payment.

7.22 [Reserved].

7.23 Priority of Obligations. The Obligations constitute unsubordinated obligations of the Obligors, and except for any obligations which have priority under applicable Law, rank at least pari passu in right of payment with all other unsubordinated Indebtedness of the Obligors.

7.24 Royalty and Other Payments. Except as set forth on Schedule 7.24, no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

7.25 Non-Competes. Neither the Borrower, any other Obligor, nor any of their respective Subsidiaries, nor any of their respective directors, officers or employees, is subject to a non-compete agreement that prohibits or will interfere with any of the Product Commercialization and Development Activities, including the development, commercialization or marketing of any Product.

7.26 [Reserved].

7.27 Reimbursement from Medical Reimbursement Programs. Each Obligor has the requisite provider number to bill Medicare (to the extent such Person participates in Medicare), the respective Medicaid program in the state or states in which such Person operates (to the extent such Person participates in the Medicaid program in such state or states), and all other commercial payor programs currently bills. There is no investigation, audit, claim review, or other action pending with respect to any Obligor or, to the knowledge of any Obligor, threatened in writing which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number issued to any Obligor or result in the exclusion of any Obligor from Medicare or Medicaid, nor is there any action pending or, to any Obligor’s knowledge, threatened in writing, pursuant to which any Governmental Authority seeks to impose material sanctions with respect to such Obligor’s business.

SECTION 8.

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) as soon as available and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year (or sixty (60) days, in the case of the fourth fiscal quarter) (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that (x) such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and (y) the results of operations of the Borrower and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(a) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” (with the related certificate separately delivered);

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Deloitte & Touche LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidating financial statements, certified by a Responsible Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(c) together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate signed by the chief financial or accounting Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may be by electronic communication including fax or email and shall be deemed to be an original, authentic counterpart thereof for all purposes) substantially in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors and any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.18 or Section 7.23 to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Materia Adverse Change) if such representation or warranty were to be made at the time of delivery of a Compliance Certificate. For the avoidance of doubt, no representation or warranty contained in Section 7.07, Section 7.18 or Section 7.23 is required to be, shall be or shall be deemed to be made in connection with a delivery of any Compliance Certificate;

(d) after being prepared by the Borrower and approved by its Board, and promptly following the Administrative Agent’s request therefor, a consolidated financial forecast for the Borrower and its Subsidiaries for the fiscal year to which such forecast relates; provided that, for each fiscal year, on or before the sixtieth (60th) day following the beginning of such fiscal year, the Borrower shall prepare, and its Board shall approve such consolidated financial forecast for such fiscal year, and the Borrower shall notify the Administrative Agent promptly after the Board has given such approval;

(e) promptly after the same are released, copies of all press releases; provided that documents required to be furnished pursuant to this Section 8.01(e) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(g) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of each Obligor and its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which any Obligor or its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(h) the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05;

(i) as soon as possible and in any event within five (5) Business Days after the Borrower obtains knowledge of any Claim related to any Product or inventory involving more than $2,500,000 (or the Equivalent Amount in other currencies), written notice thereof from a Responsible Officer of the Borrower which notice shall include a statement setting forth details of such return, recovery, dispute or claim;

(j) within forty-five (45) calendar days following the end of each fiscal quarter, evidence satisfactory to the Administrative Agent, based upon the Borrower’s bank account statements that the Borrower has met its minimum liquidity requirement set out in Section 10.01.

(k) such other information respecting the businesses, financial performance, operations condition of the assets or liabilities of the Obligors (including with respect to the Collateral), taken as a whole, as the Administrative Agent may from time to time reasonably request;

provided that, notwithstanding the foregoing, the Borrower covenants and agrees that neither the Borrower, nor any other Person acting on its behalf, will provide, or be obligated to provide, the Administrative Agent or any Lender or their respective representatives and agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto such Person shall have confirmed to the Borrower in writing that it consents to receive such information and confirms that it shall be in compliance with all applicable securities laws with respect to the receipt and use of such information. The Borrower acknowledges and confirms that each Secured Party shall be relying on the foregoing covenant in effecting transactions in securities of the Borrower.

8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following (x) with respect to clause (a) below within three (3) Business Days and (y) with respect to clause (b) through (m) below, within fifteen (15) Business Days, in each case, after a Responsible Officer of the Borrower first learns of or acquires knowledge with respect to:

(a) the occurrence of any Default;

(b) the occurrence of any event with respect to the property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $2,500,000 (or the Equivalent Amount in other currencies) or more;

(c) (i) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in material environmental liability under applicable Environmental Laws, and (ii) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material by the Borrower or any of its Subsidiaries required to be reported to any Governmental Authority and that could reasonably be expected to result in material liability under applicable Environmental Laws;

(d) the assertion of any Claim under any Environmental Law by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws which could reasonably be expected to involve damages in excess of $2,500,000 (or the Equivalent Amount in other currencies) other than any such Claim or alleged violation that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(e) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(f) (i) the intention of any ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) the filing by any ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(g) (i) the termination of any Material Agreement other than in accordance with its terms and not as a result of a breach or default, (ii) the receipt by the Borrower or any of its Subsidiaries of any notice of a material breach or default under any Material Agreement (and a copy thereof) asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement, (iii) the entering into of any new Material Agreement by any Obligor (and a copy thereof) or (iv) any material amendment to a Material Agreement that would be adverse in any material respect to the Lenders (and a copy thereof).

(h) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor;

(j) any licensing agreement or arrangement entered into by the Borrower or any of its Subsidiaries in connection with any Claim of infringement or alleged infringement by the Borrower or any of its Subsidiaries of any Intellectual Property of another Person; provided that such agreement or arrangement would otherwise qualify as a Material Agreement hereunder;

(k) the creation, development or other acquisition of any Material Intellectual Property by the Borrower or any Subsidiary after the Closing Date that is registered or becomes registered or the subject of an application for registration with any Governmental Authority; provided that, with respect to any such Material Intellectual Property created, developed or acquired in any fiscal year, notice thereof pursuant to this Section 8.02(k) shall be made in accordance with the timing of the financial statements for such fiscal year required pursuant to Section 8.01(b);

(l) any change to any Obligor’s or any of its Subsidiaries’ ownership of any Controlled Account, by delivering the Administrative Agent a notice setting forth a complete and correct list of all such accounts as of the date of such change; and

(m) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document. Notwithstanding the foregoing, the Borrower covenants and agrees that neither the Borrower, nor any other Person acting on its behalf, will provide, or be obligated to provide, the Administrative Agent or any Lender or their respective representatives and agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto such Person shall have confirmed to the Borrower in writing that it consents to receive such information and confirms that it shall be in compliance with all applicable securities laws with respect to the receipt and use of such information. The Borrower acknowledges and confirms that each Secured Party shall be relying on the foregoing covenant in effecting transactions in securities of the Borrower.

8.03 Existence. Such Obligor shall, and shall cause each of its Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05 Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses, it being understood and agreed that the insurance held by the Borrower and each of its Subsidiaries on the Closing Date is deemed to fulfill this requirement on the date hereof. Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (i) material information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case, the Borrower will be responsible for the reasonable and documented cost of such insurance (to be payable on demand). The amount of any such reasonable and documented expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants, during normal business hours (but not more often than once a year unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may request; provided that such representative shall use its commercially reasonable efforts to minimize disruption to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. Notwithstanding anything to the contrary contained herein, no Obligor nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Lender (or their respective representatives or contractors) is prohibited by any applicable Law or any binding agreement with a third party (so long as such agreement is not entered into in contemplation of this Agreement) or (ii) that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or forfeited if disclosed to the Administrative Agent or any Lender. The Borrower shall pay all reasonable and documented costs of all such inspections.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply with all Laws (including Environmental Laws ) applicable to it and its business activities, (ii) comply in all material respects with all Healthcare Laws and Governmental Approvals (including Product Authorizations) applicable to it and its business activities and (iii) maintain in full force and effect, remain in compliance with, and perform all obligations under all Material Agreement to which it is a party, except, in the case of clause (i) and (iii) above, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.08 Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, including all assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities, necessary or useful in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.09 Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 [Reserved].

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors, etc. Subject to clauses (c) and (d) below and the terms and provisions of the Intercompany Subordination Agreement, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary, the Borrower shall promptly:

(i) cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement and a “Grantor” under the Security Agreement;

(ii) take such action or cause such Subsidiary to take such action (including joining the Security Agreement and delivering shares of stock together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably necessary or desirable or reasonably requested by the Administrative Agent in order to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the Obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents and the Intercompany Subordination Agreement;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent (if possible) of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Subsidiary;

(iv) deliver such proof of corporate action, incumbency of officers, and other applicable documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall reasonably request; and

(v) cause each new Subsidiary (other than any Subsidiary that is neither an Obligor nor a Pledged Entity) to become a party to the Intercompany Subordination Agreement.

(b) Further Assurances. Subject to clauses (c) and (d) below and the terms and provisions of the Intercompany Subordination Agreement:

(i) such Obligor will take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the Security Agreement; and

(ii) in the event that such Obligor acquires Intellectual Property during the term of this Agreement, then the provisions of this Agreement and the Security Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition; and

(iii) without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including joining the Security Agreement and delivering shares of stock together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the personal property (other than Excluded Assets (as defined in the Security Agreement)) of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided, further that, without limiting the right of the Administrative Agent to require a Lien or security interest in any newly acquired or created Subsidiary or asset, upon the prior written request of the Borrower, the Borrower and the Administrative Agent shall consult, in good faith, as to whether the cost of obtaining a Lien or security interest thereon would be unreasonably excessive relative to the benefit thereof.

(c) CFCs, etc. Any term or provision of this Section 8.12 to the contrary notwithstanding, (x) no Subsidiary that is a (i) CFC, (ii) CFC Holding Company or (iii) Domestic Subsidiary of either of the foregoing, shall be required to become a Subsidiary Guarantor, and (y) the Obligors shall not be required to pledge (or cause to be pledged) to the Administrative Agent, for the benefit of the Secured Parties, Equity Interests of any Subsidiary representing, in the aggregate, more than sixty-five percent (65%) of the Equity Interests of any CFC or CFC Holding Company; provided, that the above restrictions shall apply only to the extent the Borrower reasonably determines (after consultation with the Administrative Agent) that the failure to impose such restrictions could reasonably be expected to generate a material current or future income inclusion to the Borrower or any of its Domestic Subsidiaries (as determined in good faith from time to time).

(d) Limitations on Certain Obligations. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Obligor shall be required to enter into or obtain any mortgage, deed of trust, leasehold mortgage or any similar agreement in respect to any fee interest or leasehold interest in real property.

8.13 Termination of Non-Permitted Liens. In the event that any Obligor shall become aware of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14 [Reserved].

8.15 [Reserved].

8.16 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to the Products and all Product Commercialization and Development Activities, such Obligor will, and will cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all Regulatory Approvals, Material Agreements, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s business, except as could not reasonably be expected to have a Material Adverse Effect, (ii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by such Obligor, any of its Subsidiaries or any of their respective agents, suppliers, licensors or licensees, as the case may be, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise with respect to any Product or any Product Commercialization and Development Activities, or any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to, such Regulatory Approvals, Material Agreements and Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are used in or necessary for any related Product Commercialization and Development Activities, except as could not be reasonably expected to have a Material Adverse Effect, (iv) promptly after obtaining knowledge thereof, notify the Administrative Agent of any infringement or other violation by any Person of such Obligor’s or any such Subsidiaries’ Material Intellectual Property, and pursue any such infringement or other violation, except in any specific circumstance where both (x) the Borrower is able to demonstrate to the reasonable satisfaction Administrative Agent that it is not commercially reasonable to do so and (y) where not doing could not reasonably be expected to have a Material Adverse Effect on any Product or the Product Commercialization and Development Activities related to such Product, (v) use commercially reasonable efforts to pursue and maintain in full force and effect registrations for Material Intellectual Property created, developed or acquired by any Obligor or any of its Subsidiaries, as the case may be, that is used in or necessary for the operations of the business of such Person, or in connection with any Product Commercialization and Development Activities relating to any Product and except where not doing so could not be reasonably expected to results in a Material Adverse Effect, and (vi) promptly after obtaining knowledge thereof, notify the Administrative Agent of any Claim by any Person that the conduct of the business of any Obligor or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed upon any Intellectual Property of such Person, where such Claim, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

8.17 ERISA Compliance. Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA with respect to any Plans to which such Obligor or such Subsidiary is a party as an employer in all material respects.

8.18 Cash Management. Such Obligor shall, and shall cause each of its Subsidiaries to:

(a) maintain at all times at least 60% of the aggregate cash of the Borrower and its Subsidiaries in deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes with a bank or financial institution within the U.S. that has executed and delivered to the Administrative Agent an account control agreement, in form and substance reasonably acceptable to the Administrative Agent (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”); each such Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts;

(b) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, each Obligor shall cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent

8.19 Post-Closing Obligations.

(a) Account Controlled Accounts. Within sixty (60) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion) (the “Account Control Agreement Completion Date”), the Administrative Agent shall have received evidence that (i) all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of each Obligor located within the U.S. are Controlled Accounts and (ii) such Controlled Accounts are subject to one or more account control agreements, in favor of, and satisfactory in form and substance to, the Administrative Agent.

(b) Financial Covenant Compliance. On the Account Control Agreement Completion Date, the Administrative Agent shall have received written evidence reasonably satisfactory to it that, as of the Account Control Agreement Completion Date, the Borrower is in compliance with Sections 10.01 and 8.18(a).

(c) Real Property Security Documents. Within sixty (60) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), the Borrower shall use commercially reasonable efforts to obtain (i) Landlord Consents with respect to (x) the lease of Athenex Pharma Solutions, LLC for property located at 11342 Main Street, Clarence, New York 14031 and (y) the lease of the Borrower for property located at Coventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203 and (ii) a Bailee Letter from Dohmen Life Science Services in respect of inventory of Athenex Pharmaceutical Division, LLC at 4580 S. Mendenhall Road, Memphis, Tennessee 38141.

(d) Intercompany Subordination Agreement. Subject to applicable Law, within thirty (30) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), the Obligors shall, and shall cause its Subsidiaries to, duly execute and deliver the Intercompany Subordination Agreement or such other subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

(e) Insurance. Within thirty (30) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), all such insurance policies required pursuant to Section 6.01(l) shall name the Administrative Agent (for its benefit and the benefit of the Lenders) loss payee or additional insured, as applicable, and provide that no cancellation of the policies will be made without at least ten (10) days prior written notice to the Administrative Agent.

(f) Foreign Law and Polymed Security Documents. Within sixty (60) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), the Borrower shall (i) duly execute and deliver foreign law Security Documents in form and substance reasonably satisfactory to the Administrative Agent pursuant to which 65% of the Equity Interests of all directly owned Foreign Subsidiaries of the Borrower shall be pledged to the Administrative Agent for the benefit of the Secured Parties and (ii) cause to be executed and delivered a Security Document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which all of the Equity Interests of Polymed Therapeutics, Inc. shall be pledged to the Administrative Agent for the benefit of the Secured Parties, in each case, together with proof of corporate action, incumbency of officers, customary opinions of counsel and other applicable documents as is consistent with those delivered by each Obligor pursuant to Section 6.01.

SECTION 9.

NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid in full in cash:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.13(a) and Permitted Refinancings thereof; provided that, if such Indebtedness is intercompany Indebtedness, such Indebtedness shall be subject to the Intercompany Subordination Agreement in accordance with clauses (e) to (h) below;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(e) Indebtedness of an Obligor owing to any other Obligor or a Pledged Entity owing to any other Pledged Entity, in each case subject to the Intercompany Subordination Agreement;

(f) Indebtedness of any Subsidiary that is neither an Obligor nor a Pledged Entity owing to any other Subsidiary that is neither an Obligor nor a Pledged Entity;

(g) Indebtedness of any Obligor or any Pledged Entity owing to any Subsidiary that is not an Obligor, subject to the Intercompany Subordination Agreement;

(h) Indebtedness of any Subsidiary owing to any Obligor or any Pledged Entity in connection with any Product Commercialization and Development Activities in an aggregate outstanding principal amount not to exceed an amount (without double counting Indebtedness pursuant to this Section 9.01(h) incurred using proceeds of other Indebtedness incurred pursuant to this Section 9.01(h)) equal to (i) $80,000,000, plus (ii) the amount of any net cash proceeds received by the Borrower from the issuance of Qualified Equity Interests of the Borrower (in each case, or the Equivalent Amount in other currencies); provided that any Subsidiary that is neither an Obligor nor a Pledged Entity may only incur Indebtedness pursuant to this Section 9.01(h) (without double counting Indebtedness pursuant to this Section 9.01(h) incurred using proceeds of other Indebtedness incurred pursuant to this Section 9.01(h)) in an aggregate outstanding principal amount not to exceed $10,000,000 (or the Equivalent Amount in other currencies);

(i) Guarantees by any Obligor of Permitted Indebtedness of any other Obligor;

(j) ordinary course of business equipment and software financing and leasing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000 (or the Equivalent Amount in other currencies) at any time;

(k) Indebtedness under Hedging Agreements permitted by Section 9.05(f);

(l) Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) no such Indebtedness (individually) shall exceed 15% of the total purchase price paid in connection with such Permitted Acquisition, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this Section 9.01(l) shall not exceed $10,000,000 (or the Equivalent Amount in other currencies) at any time outstanding and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, such Permitted Acquisition;

(m) Indebtedness in respect of working capital facilities of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount not to exceed $15,000,000 (or the Equivalent Amount in other currencies); provided that the documentation governing such Indebtedness shall be in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion; and

(n) other Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000 (or the Equivalent Amount in other currencies).

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of such Obligor or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.13(c) and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of such Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 9.01(j); provided that such Liens are restricted solely to the collateral described in Section 9.01(j);

(d) Liens imposed by any Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries; and

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or its Subsidiaries;

(i) Bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(j) Liens securing Indebtedness permitted under Section 9.01(l); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k) [reserved];

(l) Any judgment lien or lien arising from decrees or attachments not constituting an Event of Default;

(m) Liens arising from precautionary UCC financing statement filings regarding leases and consignment arrangements entered into in the ordinary course of business; and

(n) other Liens, which secure obligations in an aggregate amount not to exceed $2,500,000 (or the Equivalent Amount in other currencies) at any time outstanding,

provided that no Lien otherwise permitted under any of the foregoing clauses (b) through (n) shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Disqualified Equity Interests or (iv) other than Permitted Acquisitions, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except:

(a) the merger, amalgamation or consolidation of any (i) Subsidiary with or into any Obligor or Pledged Entity; provided that with respect to any such transaction involving (x) the Borrower, the Borrower must be the surviving or successor entity of such transaction, (y) any other Obligor, such Obligor must be the surviving or successor entity of such transaction (unless such transaction involves more than one Obligor, then an Obligor must be the surviving or successor entity of such transaction) and (z) any Pledged Entity (but not a transaction involving the Borrower or another Obligor, which is subject to clauses (x) and (y) above, respectively), such Pledged Entity must be the surviving or successor entity of such transaction (unless such transaction involves more than one Pledged Entity, then a Pledged Entity must be the surviving or successor entity of such transaction) or (ii) any Subsidiary that is not an Obligor nor a Pledged Entity with or into any other Subsidiary that is not an Obligor nor a Pledged Entity;

(b) the sale, lease, transfer or other disposition by (i) any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor, (ii) any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation or otherwise) to any Pledged Entity or (iii) any Subsidiary that is neither an Obligor nor a Pledged Entity of any or all of its property (upon voluntary liquidation or otherwise) to any other Subsidiary that is neither an Obligor nor a Pledged Entity ;

(c) the sale, transfer or other disposition of the Equity Interests of (i) any Subsidiary to any Obligor, (ii) any Subsidiary that is not an Obligor to any Pledged Entity or (iii) any Subsidiary that is neither an Obligor nor a Pledged Entity to any other Subsidiary that is neither an Obligor nor a Pledged Entity; and

(d) the Specified Acquisition/Licensing Transaction.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage in any business other than the business engaged in on the date hereof by such Persons or a business reasonably related, incidental or complimentary thereto or reasonable extensions thereof.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05 and any renewals, amendments and replacements thereof that do not increase the amount thereof of any such Investment or require that any additional Investment be made (unless otherwise permitted hereunder);

(b) operating deposit accounts with banks (or similar deposit-taking institutions) that, in the case maintained by Obligors, are Controlled Accounts;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) Permitted Cash Equivalent Investments that, in the case maintained by Obligors, are in Controlled Accounts;

(e) Investments by an Obligor (i) in another Obligor, (ii) in connection with a Permitted Acquisition, or (iii) in a Subsidiary that is not an Obligor; provided that Investments made pursuant to this clause (iii) shall not exceed an amount permitted under Section 9.01(h);

(f) Investments by a Subsidiary that is neither an Obligor nor a Pledged Entity in any other Subsidiary that is neither an Obligor nor a Pledged Entity;

(g) Hedging Agreements entered into in such Obligor’s ordinary course of business for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and (x) with respect to hedging currency risks, in an aggregate notional amount for all such Hedging Agreements not in excess of $10,000,000 (or the Equivalent Amount in other currencies) and (y) with respect to hedging interest rate risks, in an aggregate notional amount for all such Hedging Agreements in excess of 50%, but not more than 100%, of the aggregate principal amount of Loans outstanding at such time;

(h) Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business;

(i) employee loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Laws) which in the aggregate shall not exceed $2,500,000 outstanding at any time (or the Equivalent Amount in other currencies);

(j) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(k) the increase in value of any Investment otherwise permitted pursuant to this Section 9.05;

(l) other Investments in an aggregate amount not to exceed $25,000,000 (or the Equivalent Amount in other currencies) in any fiscal year; and

(m) Investments permitted under Section 9.03.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c) dividends paid by any Subsidiary to any Obligor;

(d) any purchase, redemption, retirement or other acquisition of Equity Interests of the Borrower held by officers, directors and employees or former officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Borrower and its Subsidiaries not to exceed $2,500,000 (or the Equivalent Amount in other currencies) in any fiscal year;

(e) cashless exercises of options and warrants;

(f) cash payments made by the Borrower to redeem, purchase, repurchase or retire its obligations under warrants issued by it (in the nature of cash payments in lieu of fractional shares) in accordance with the terms thereof; and

(g) so long as no Default or Event of Default has occurred and is continuing (or could reasonably be expected to occur after giving effect to the Restricted Payment), other Restricted Payments in an aggregate amount not to exceed $2,000,000 (or the Equivalent Amount in other currencies) in any fiscal year.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, and (ii) scheduled payments of other Indebtedness to the extent permitted pursuant to Section 9.01.

9.08 Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its assets or property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales, transfers and other dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(b) sales of inventory in the ordinary course of its business on ordinary business terms;

(c) the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(d) outbound licenses permitted pursuant to Section 9.13;

(e) transfers of assets, rights or property by any Subsidiary Guarantor to any other Obligor;

(f) dispositions (including by way of abandonment or cancellation) of any assets, rights or property that is obsolete or worn out or no longer used or useful in the Business;

(g) dispositions resulting from Casualty Events;

(h) the unwinding of any Hedging Agreements permitted by Section 9.05 pursuant to its terms;

(i) in connection with any transaction permitted under Section 9.03 or 9.05;

(j) dispositions identified in Schedule 9.09; and

(k) so long as no Event of Default has occurred and is continuing, other Asset Sales with a fair market value not in excess of $5,000,000 (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such arrangement or transaction (i) is on fair and reasonable terms no less favorable to such Person than it could obtain in an arm’s-length transaction with another Person that is not an Affiliate, (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower with another Person that is not an Affiliate, (iii) is between or among Obligors, (iv) is permitted under Section 9.01, 9.03, 9.05, 9.06, 9.07 or 9.09, (v) constitutes customary compensation and indemnification of, and other employment arrangements with, directors, officers, and employees of any Obligor in the ordinary course of business, (vi) constitutes payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Obligors or their Subsidiaries, in each case, in the ordinary course of business and (vii) are the transactions set forth on Schedule 7.19.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (ii) Restrictive Agreements listed on Schedule 7.15 or (iii) limitations associated with Permitted Liens.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to:

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any way or manner adverse to the interests of the Administrative Agent and the Lenders; or

(b) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or Material Intellectual Property or (y) take any action that permits any Material Agreement or Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration, in each such case if such action or omission could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.13 Outbound Licenses. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license of Intellectual Property relating to U.S. rights to the Product “Oraxol”.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.16 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor or any of its Subsidiaries shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.18 [Reserved].

9.19 Restriction of Amendments to Certain Documents. No Obligor will, nor will it permit any of its Subsidiaries to, amend or otherwise modify, or waive any rights under, any other Contract if, in any case, such amendment, modification or waiver could reasonably be expected to be materially adverse to, a Lien on any Collateral securing the Obligations.

9.20 Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) for the purpose of funding any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of country- or territory-wide Sanctions, in violation of Sanctions or (B) in any other manner that would result in a violation of Sanctions by any party to this Agreement.

SECTION 10.

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower shall at all times maintain a minimum aggregate balance of $4,000,000 in cash in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted hereunder in favor of the Administrative Agent.

10.02 Minimum Revenue. As of the last day of each Fiscal Quarter set forth below, the Borrower and its Subsidiaries shall have received Revenue for the twelve (12) consecutive month period ending on the last day of such Fiscal Quarter, in an amount not less than the corresponding amount set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending	Revenue
December 31, 2018	$60,000,000
March 31, 2019	$60,000,000
June 30, 2019	$60,000,000
September 30, 2019	$60,000,000
December 31, 2019	$60,000,000
March 31, 2020	$60,000,000
June 30, 2020	$60,000,000
September 30, 2020	$66,000,000

December 31, 2020	$66,000,000
March 31, 2021	$66,000,000
June 30, 2021	$66,000,000
September 30, 2021	$72,600,000
December 31, 2021	$72,600,000
March 31, 2022	$72,600,000
June 30, 2022	$72,600,000
September 30, 2022	$79,860,000
December 31, 2022	$79,860,000
March 31, 2023	$79,860,000
June 30, 2023	$79,860,000

SECTION 11.

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay any principal of or interest on the Loan, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.16, 8.18, 8.19, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness shall occur and such breach or “event of default” or similar event shall continue unremedied, uncured or unwaived after the expiration of any grace or cure period thereunder, or (ii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor or any of its Material Subsidiaries becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor or any of its Material Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor or any of its Material Subsidiaries institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor or any of its Material Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor or any of its Material Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Material Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor or Material Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h).

(i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (or the Equivalent Amount in other currencies) (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of forty-five (45) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount in excess of $5,000,000 (or the Equivalent Amount in other currencies).

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change. A Material Adverse Change shall have occurred.

(m) Regulatory Matters, Etc. If any of the following occurs: (i) the FDA or any other Regulatory Authority initiates enforcement action against, or issues a warning letter with respect to, any Obligor, any Product or any manufacturing facilities for any Product that causes any Obligor to discontinue or withdraw, or could reasonably be expected to cause any Obligor to discontinue or withdraw, marketing or sales of any Product, or causes a delay in the manufacture or sale of any Product, which discontinuance or delay could reasonably be expected to last for more than thirty (30) days, (ii) a recall of any Product that has generated or is expected to generate at least $5,000,000 (or the Equivalent Amount in other currencies) in revenue for the Borrower and its Subsidiaries over any period of twelve (12) consecutive months or (iii) any Obligor enters into a settlement agreement with the FDA or any other Regulatory Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $5,000,000 (or the Equivalent Amount in other currencies).

(n) [Reserved].

(o) Impairment of Security, Etc. If any of the following events occurs: (i) Any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) except due to the action or inaction of the Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document, or (iv) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Products or their commercially available successors, or any of their other material and commercially available products in the United States for more than forty-five (45) calendar days.

11.02 Remedies.

(a) Defaults Other Than Bankruptcy Defaults. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Bankruptcy Defaults. In case of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03 Additional Remedies. If an Event of Default has occurred and is continuing, if any Obligor shall be in default under a Material Agreement, the Administrative Agent shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Obligor shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of such Obligor to permit the Administrative Agent to cure any default under the applicable Material Agreement or permit the Administrative Agent to take such other action required to enable the Administrative Agent to cure or remedy the matter in default and preserve the interests of the Administrative Agent. Any amounts paid by the Administrative Agent pursuant to this Section 11.03 shall be payable in accordance with Section 14.03(a)(ii), shall accrue interest at the Default Rate if not paid when due, and shall constitute “Obligations.”

11.04 Payment of Prepayment Fee. For the avoidance of doubt, but subject to the limitations contained in Section 3.03, the Prepayment Fee shall be due and payable at any time the Loans become due and payable prior to the Maturity Date in accordance with the terms hereof, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including, without limitation, on account of any bankruptcy filing). In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, the Prepayment Fee shall be due and payable upon such date. Each Obligor hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Obligors, the Administrative Agent and the Lenders acknowledge and agree that any Prepayment Fee due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation.

SECTION 12.

THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings II, LP (together with any successor the Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Obligor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”,

“administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Persons.

12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Administrative Agent.

12.05 Reliance and Liability.

(a) the Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative

Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Administrative Agent.

(a) At any time upon not less than 30 days prior written notice, the Administrative Agent may resign as the “the Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent). If the Administrative Agent delivers any such notice, the Majority Lenders (with the consent of the Borrower except if an Event of Default has occurred and is continuing) shall have the right to appoint a successor the Administrative Agent; provided that if a successor the Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor the Administrative Agent, notwithstanding whether the Majority Lenders have appointed a successor or the Borrower has consented to such successor.

(b) Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor the Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor the Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor the Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor (i) if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a) and (ii) upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no claim has been made); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no claim has been made).

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13.

GUARANTEE

13.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14.

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees and expenses of Morrison & Foerster LLP, special counsel to the Administrative Agent, and any sales, goods and services or other similar taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their documented out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence and continuation of an Event of Default.

(b) Indemnification. Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent, the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind including reasonable and documented out of pocket fees and disbursements of counsel for the

Lenders (unless an Event of Default has occurred and is continuing, limited to one legal counsel of the Lenders, taken as a whole), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. This Section shall not apply to Taxes other than Taxes relating to a non-Tax Claim or Loss governed by this Section 14.03(b).

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document (except for the Warrant, which may be amended, waived or supplemented in accordance with the terms thereof) may be modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b) the consent of all of the Lenders shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or Commitment, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal (it being understood that the waiver of any prepayment of Loans shall not constitute an extension of any date fixed for payment of principal), interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii) amend this Section 14.04 or the definition of “Majority Lenders”.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder (except in connection with an event permitted under Section 9.03) without the prior written consent of the Administrative Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, any employees or directors of any Obligor at any time and (ii) no such assignment shall be made without the prior written consent of the Administrative Agent. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Transferee (other than a natural person or any Obligor or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 or 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant agrees to be subject to the provisions of Section 5.03(h) as if it were an assignee under Section 14.05(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than such Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts, Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall become effective when counterparts hereof executed on behalf of the Obligors, the Administrative Agent and the Lender shall have been received by the Administrative Agent.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

14.10 Jurisdiction, Service of Process and Venue .

(a) Submission to Jurisdiction. Each party hereby irremovably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against such other party in any way relating to this Agreement or any Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) [Reserved].

(c) Waiver of Venue, Etc. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to them by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”), (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided that, in the case of disclosure pursuant to clause (iv), (v) and (vi) above, the Administrative Agent or applicable Lender, as applicable, shall promptly provide notice to the Borrower to the extent reasonable and not prohibited by Law or any applicable Governmental Authority.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

ATHENEX, INC.

By

Name:
Title:

Address for Notices:
[ ]
[ ]
Attn:	[ ]
Tel.:	[ ]
Fax:	[ ]
Email:	[ ]

SUBSIDIARY GUARANTORS:

[INSERT NAME OF GUARANTOR]

By

Name:
Title:

Address for Notices:
[ ]
[ ]

Attn:	[ ]
Tel.:	[ ]
Fax:	[ ]
Email:	[ ]

S-1

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS II, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name: Sandeep Dixit
Title: Chief Credit Officer

By
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com

LENDERS:

PERCEPTIVE CREDIT HOLDINGS II, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name: Sandeep Dixit
Title: Chief Credit Officer

By
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com

S-2